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                                  EXHIBIT 21


                             LIST OF SUBSIDIARIES

          The following table sets forth certain information concerning the principal subsidiaries of the Company.


                                                            State or other
                                                            jurisdiction of
       Name                                                  incorporation
       ----                                                 ---------------

Matthews Redwood and Nursery Supply, Inc.                     California
Grant Laboratories, Inc.                                      California


The names of certain subsidiaries have been omitted because such unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.